Pricing Supplement dated May 2, 2008	Rule 424(b)(2)
(To Prospectus dated November 16, 2006 and	File No. 333-138755
Prospectus Supplement dated November 16, 2006)	Cusip No. 88319QM59
Textron Financial Corporation
Medium-Term Notes, Series F
Due Nine Months or More from Date of Issue
Textron Financial Canada Funding Corp.
Medium-Term Notes, Series F-CAD
Due Nine Months or More from Date of Issue
Fully and Unconditionally Guaranteed
by
Textron Financial Corporation
Fixed Rate
Issuer: Textron Financial Corporation

Principal Amount: $75,000,000	Interest Rate: 5.40% per annum

Issue Price: 99.994%	Original Issue Date : May 7, 2008

Agent’s Discount or Commission: $300,000	Stated Maturity Date: April 28, 2013

Net Proceeds to Issuer *: $74,796,750

CALCULATION OF REGISTRATION FEE

Title of each class	Maximum Aggregate	Amount of
of securities offered:	Offering Price (1):	Registration Fee

Medium-Term Notes, Series F due April 28, 2013	$75,000,000	$2,947.50

TOTAL		$2,947.50

(1) Excludes accrued interest, if any.
Interest Payment Dates:

☐	March 15th and September 15th

☑	Other: April 28th and October 28th
Regular Record Dates
(if other than the last day of February and August): April 13th and October 13th
Redemption:

☑	The Notes cannot be redeemed prior to the Stated Maturity Date.

☐	The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions

Initial Redemption Date:

Initial Redemption Percentage:

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
Optional Repayment:

☑	The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Optional Repayment Date(s):

Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):
Authorized Denomination (if other than $1,000 and integral multiples thereof):
Exchange Rate Agent:
Original Issue Discount: ☐   Yes      ☑   No
Issue Price:      %
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Agent:

☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated	☑ HSBC Securities (USA) Inc.
☐ Banc of America Securities LLC	☐ J.P. Morgan Securities Inc.
☐ Barclays Capital Inc.	☐ Tokyo-Mitsubishi International plc
☐ Citigroup Global Markets Inc.	☐ UBS Securities LLC
☐ Credit Suisse First Boston LLC	☐ Wachovia Capital Markets, LLC
☐ Deutsche Bank Securities Inc.	☐ Other:
Agent acting in the capacity as indicated below:
☑  Agent     ☐  Principal
If as Principal:
☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☐ The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.
If as Agent:
The Notes are being offered at a Variable Price.
Other Provisions:
The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due April 28, 2013 that were traded on April 23, 2008. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $375,000,000.
*The Net Proceeds to Issuer includes $101,250.00 of accrued interest. Interest will be paid from April 28, 2008.
Terms are not completed for certain items above because such items are not applicable.